Exhibit 23.4

TOWERS WATSON

C G Singer                    T +44 1737 241144

Consulting Actuary     D +44 1737 274192

                                       F +44 1737 241496

Watson House           colin.singer@towerswatson.com

London Road             towerswatson.com

Reigate

Surrey RH2 9PQ

UK

4 August 2014

The Board of Directors

HSBC Holdings plc

I, CG Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2013 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Company’s Registration Statement on Form S-8 to be filed on or about 4 August 2014.

Sincerely,

/s/ CG Singer

CG Singer

Fellow of the Institute and Faculty of Actuaries

Towers Watson Limited is registered in England and Wales

Registration number: 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.

Authorised and regulated by the Financial Conduct Authority.